UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EMBREX, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1469825 (I.R.S. Employer Identification No.)

1040 Swabia Court, Durham, NC 27703

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐

Securities Act registration statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 to Form 8–A/A amends and supplements the Registration Statement on Form 8–A filed by Embrex, Inc., a North Carolina corporation (“Embrex”), with the Securities and Exchange Commission on March 9, 2006 (the “Original Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the expiration of the Rights Agreement between Embrex and Branch Banking and Trust Company, as Rights Agent, dated March 21, 1996, as amended, and the March 21, 2006 expiration of the associated rights issued thereunder (the “Expiring Rights”), on March 6, 2006, the Board of Directors of Embrex approved the execution of, and entered into, a new Rights Agreement between Embrex and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).

In connection with the implementation of the Rights Agreement, on March 6, 2006, the Board of Directors of Embrex declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of Embrex’s common stock, $.01 par value (the “Common Stock”), to shareholders of record at the close of business on March 21, 2006, to be distributed simultaneously with the expiration of the Expiring Rights.

Each Right entitles the registered holder to purchase from Embrex one one-thousandth (1/1,000) of a share of Embrex’s Series A Participating Preferred Stock, $.01 par value, at a price of Sixty Dollars ($60.00), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Rights Agreement, as amended.

On March 9, 2006, Embrex filed the Original Form 8-A with the Securities and Exchange Commission to register the Rights issuable in accordance with the terms of the Rights Agreement.

On November 14, 2006, Embrex, Pfizer Inc., a Delaware corporation (“Parent”), and Eagle Merger Sub Inc., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Embrex (the “Merger”) and Embrex will become a wholly owned subsidiary of Parent.

Prior to the execution of the Merger Agreement, Embrex and American Stock Transfer & Trust Company amended the Rights Agreement, by entering into Amendment No. 1 to Rights Agreement, dated November 14, 2006 (the “Amendment”). The effect of the Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement, as amended.

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The Amendment generally provides that (i) neither Parent, Merger Sub, nor any Affiliates or Associates of Parent or Merger Sub will be deemed an Acquiring Person, (ii) no Distribution Date, Triggering Event or Stock Acquisition Date will be deemed to occur, (iii) the Rights will not separate from the Common Stock, and (iv) the holders of Rights will not be entitled to exercise the Rights (nor will any rights of such holders be affected), in each case as a result of the execution, delivery and performance of the Merger Agreement, the consummation of the Merger, or the public announcement thereof. All capitalized terms used herein and not defined herein have the meanings given them in the Rights Agreement, as amended.

In addition, the Amendment modified the definition of “Expiration Date” to include the moment in time immediately prior to the effective time of the Merger as set forth in the Merger Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.02 and is incorporated herein by reference; to the Rights Agreement, which is attached as Exhibit 4.01 to the Original Form 8-A and is incorporated herein by reference; and to the description of the Rights contained in Item 1 of the Original Form 8-A which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

4.01	Rights Agreement, dated as of March 6, 2006, between Embrex, Inc. and American Stock Transfer & Trust Company, including the Articles of Amendment of Articles of Incorporation as filed on March 21, 1996, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.01 to Embrex’s Registration Statement on Form 8-A, dated March 9, 2006).

4.02	Amendment No. 1 to Rights Agreement, dated November 14, 2006, between Embrex, Inc. and American Stock Transfer & Trust Company.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EMBREX, INC.

Dated: November 15, 2006	By:	/s/ Randall L. Marcuson
Randall L. Marcuson President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.01	Rights Agreement, dated as of March 6, 2006, between Embrex, Inc. and American Stock Transfer & Trust Company, including the Articles of Amendment of Articles of Incorporation as filed on March 21, 1996, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.01 to Embrex’s Registration Statement on Form 8-A, dated March 9, 2006).

4.02	Amendment No. 1 to Rights Agreement, dated November 14, 2006, between Embrex, Inc. and American Stock Transfer & Trust Company.

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